Exhibit 10.18

INTERFACE, INC.

NONQUALIFIED SAVINGS PLAN II

As Amended and Restated

Effective as of January 1, 2009

INTERFACE, INC.

NONQUALIFIED SAVINGS PLAN II

Effective as of the 1st day of January, 2009, Interface, Inc. (the “Controlling Company”) hereby amends and restates the Interface, Inc. Nonqualified Savings Plan II (the “Plan”).

BACKGROUND AND PURPOSE

A. Background. The Plan was initially adopted effective as of January 1, 2005, and was subsequently amended. Effective January 1, 2009, the Plan, as set forth in this document, is intended and should be construed as a restatement and continuation of the Plan as previously in effect.

B. Goal. The Controlling Company desires to provide its designated key management and highly compensated employees (and those of its affiliated companies that participate in the Plan) with an opportunity (i) to defer the receipt and income taxation of a portion of such employees’ annual compensation, and (ii) to receive, on a deferred basis, matching contributions made with respect to at least a portion of such employees’ own deferrals. The Controlling Company also desires to provide additional, supplemental, employer-provided retirement benefits for certain key management employees who have not been awarded salary continuation benefits through individual agreements with the Controlling Company.

C. Coordination with 401(k) Plan. The Plan generally is intended to allow eligible employees to maximize the retirement benefits they otherwise would be able to attain under the Controlling Company’s 401(k) plan (or the 401(k) plan of a participating affiliate company), but for the limits on contributions and benefits applicable to such plan under the Internal Revenue Code of 1986, as amended (the “Code”); including, without limitation, the maximum limits on compensation, employee deferrals and allocations (under Code Sections 401(a)(17), 402(g) and 415, respectively); and the discrimination testing limits (under Code Sections 401(k) and 401(m)).

D. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To amend and restate the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions as follows:

INTERFACE, INC.

NONQUALIFIED SAVINGS PLAN II

i

1.35	Savings and Investment Plan	7
1.36	Separate from Service or Separation from Service	7
	(a) Leaves of Absence	7
	(b) Status Change	7
	(c) Termination of Employment	8
1.37	Surviving Spouse	8
1.38	Trust or Trust Agreement	8
1.39	Trustee	8
1.40	Trust Fund	8
1.41	Valuation Date	8
1.42	Voluntary Termination	9
1.43	Voting Stock	9
1.44	Year of Service	9

ARTICLE II ELIGIBILITY AND PARTICIPATION		10
2.1	Eligibility	10
	(a) Annual Participation	10
	(b) Interim Plan Year Participation	10
	(c) Eligibility for Supplemental Discretionary Contributions	10
2.2	Procedure for Admission	10
2.3	Cessation of Eligibility	10
	(a) Cessation of Eligible Status	10
	(b) Inactive Participant Status	11

ARTICLE III PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING		12
3.1	Participants’ Accounts	12
	(a) Establishment of Accounts	12
	(b) Nature of Contributions and Accounts	12
	(c) Several Liabilities	12
	(d) General Creditors	12
3.2	Deferral Contributions	12
	(a) Effective Date	13
	(b) Term and Irrevocability of Elections	14
	(c) Amount	14
	(d) Crediting of Deferred Base Pay, Commissions and Bonuses	14
3.3	Matching Contributions	14
	(a) Amount	14
	(b) Time of Crediting	15
3.4	Discretionary Contributions	15
	(a) General	15
	(b) Supplemental Discretionary Contributions	15
3.5	Impact of Code Section 409A on Prior Plan Amounts	15
3.6	Debiting of Distributions	15
3.7	Crediting of Earnings	15
	(a) Rate of Return	15
	(b) Amount Invested	16
	(c) Determination of Amount	16

3.8	Vesting	16
	(a) General	16
	(b) Change in Control	16
	(c) Supplemental Discretionary Contributions	17
3.9	Good Faith Valuation Binding	17
3.10	Errors and Omissions in Accounts	17

ARTICLE IV INVESTMENT FUNDS		18
4.1	Selection by Administrative Committee	18
4.2	Participant Direction of Deemed Investments	18
	(a) Nature of Participant Direction	18
	(b) Investment of Contributions	18
	(c) Investment of Existing Account Balances	18
	(d) Administrative Committee Discretion	19

ARTICLE V PAYMENT OF ACCOUNT BALANCES		20
5.1	Amount of Benefit Payments	20
5.2	Timing of Distribution	20
	(a) General Rule	20
	(b) Separation from Service Distribution Date Election	20
	(c) In-Service Distribution Date Election	20
	(d) Modifications of Benefit Commencement Date	21
	(e) Distribution of Supplemental Discretionary Contributions	21
	(f) Number of Benefit Commencement Dates	21
	(g) Distributions to Key Employees	22
5.3	Form of Distribution	22
	(a) Benefit Payments Upon Separation from Service	22
	(b) Scheduled In-Service Benefit Payments	22
	(c) Distribution of Supplemental Discretionary Contributions	23
5.4	Death Benefits	24
5.5	Hardship Distributions	24
5.6	Beneficiary Designation	25
	(a) General	25
	(b) No Designation or Designee Dead or Missing	25
5.7	Taxes	25
5.8	Offset of Account by Amounts Owed to the Company	25
5.9	No Acceleration of Payments	26

ARTICLE VI CLAIMS		27
6.1	Claims	27
	(a) Procedure	27
	(b) Review Procedure	27
	(c) Satisfaction of Claims	28

ARTICLE VII SOURCE OF FUNDS; TRUST		29
7.1	Source of Funds	29
7.2	Trust	29
	(a) Establishment	29

	(b) Distributions	29
	(c) Status of the Trust	29
	(d) Change in Control	30
7.3	Funding Prohibition under Certain Circumstances	30

ARTICLE VIII ADMINISTRATIVE COMMITTEE		31
8.1	Action	31
8.2	Rights and Duties	31
8.3	Compensation, Indemnity and Liability	32

ARTICLE IX AMENDMENT AND TERMINATION		33
9.1	Amendments	33
9.2	Termination of Plan	33

ARTICLE X MISCELLANEOUS		34
10.1	Taxation	34
10.2	Distribution Pursuant to a Domestic Relations Order	34
	(a) Distribution Due to Domestic Relations Order	34
	(b) Requirements of a Domestic Relations Order	34
	(c) Domestic Relations Order Review Authority	34
10.3	No Employment Contract	35
10.4	Headings	35
10.5	Gender and Number	35
10.6	Assignment of Benefits	35
10.7	Legally Incompetent	35
10.8	Governing Law	35

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.

1.2 Administrative Committee shall mean the administrative committee of the Savings and Investment Plan, or such other committee as shall be appointed by the Board, which shall act on behalf of the Controlling Company to administer the Plan, all as provided in Article VIII.

1.3 Base Pay shall mean Compensation minus Bonuses and Commissions.

1.4 Beneficiary shall mean, with respect to a Participant, the person(s) designated in accordance with Section 5.4 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

1.5 Board shall mean the Board of Directors of the Controlling Company.

1.6 Bonuses shall mean the portion of a Participant’s Compensation payable as an annual or quarterly bonus under (i) the Interface, Inc. Executive Bonus Plan, or (ii) the Controlling Company’s management bonus program applicable to other salaried employees, or a successor to either such plan or program.

1.7 Cause shall mean (i) an act that constitutes, on the part of a Participant, (A) fraud, dishonesty, gross negligence, or willful misconduct and (B) that directly results in material injury to the Controlling Company or any member of the Controlled Group, or (ii) the Participant’s conviction of a felony or other crime involving moral turpitude. A termination of the Participant shall not be considered a termination for Cause based on clause (i) of the preceding sentence unless, at least 30 days before such termination is effective, the Participating Company gives written notice of such termination to the Participant specifying the conduct deemed to qualify as Cause, and the Participating Company gives the Participant at least 30 days to remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Controlling Company. A termination for Cause based on clause (ii) above shall take effect immediately upon the Controlling Company’s delivery of the termination notice.

1.8 Change in Control.

(a) General Definition. Except as provided in subsection (b), Change in Control shall mean, and a Change in Control shall be deemed to occur, on the earliest of, and upon any subsequent occurrence of, the following:

(i) A change of ownership or effective control of the Controlling Company, or a change in the ownership of a substantial portion of the assets of the Controlling Company, all within the meaning of Code Section 409A. As a general overview, Code Section 409A defines “change in control” as any of the following:

(A) Change in the Ownership of the Controlling Company. A change in ownership of the Controlling Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Controlling Company that, together with stock then held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Controlling Company or to cause a change in the effective control of the Controlling Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Controlling Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this clause (A). This clause (A) applies only when there is a transfer of stock of the Controlling Company (or issuance of stock of the Controlling Company) and stock in the Controlling Company remains outstanding after the transaction.

(B) Change in the Effective Control of the Controlling Company. A change in the effective control of the Controlling Company will occur on either of the following dates:

(1) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling Company possessing 30 percent or more of the total voting power of the stock of the Controlling Company; or

(2) The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Controlling Company’s Board before the date of the appointment or election.

(C) Change in the Ownership of a Substantial Portion of the Controlling Company’s Assets. A change in the ownership of a substantial portion of the Controlling Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions.

(ii) The effective time of (A) a merger, consolidation or other business combination of the Controlling Company with one or more corporations as a result of which the holders of the outstanding voting stock of the Controlling Company immediately prior to such merger or consolidation hold less than 51 percent of the voting stock of the surviving or resulting corporation, or (B) a plan of complete liquidation of the Controlling Company.

(iii) During such period as the holders of the Controlling Company’s Class B common stock are entitled to elect a majority of the Controlling Company’s Board of Directors, (A) the date the Permitted Holders (defined below) shall at any time fail to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of a majority of the issued and outstanding shares of the Controlling Company’s Class B common stock; or (B) the date of the election to the Board of Directors of the Controlling Company, without the recommendation or approval of Ray C. Anderson if he is then serving on the Board of Directors, or, if he is not then serving, of the incumbent Board of Directors of the Controlling Company, of the lesser of (1) four directors, or (2) directors constituting a majority of the number of directors of the Controlling Company then in office.

(b) Definition Under Code Section 409A. Notwithstanding the foregoing, for purposes of Sections 5.2(e) and 5.3(c) of this Plan, “Change in Control” shall mean any of the events described in subsection (a)(i) above.

1.9 Code shall mean the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.

1.10 Code Section 409A shall mean Section 409A of the Code and all applicable regulations and other guidance issued thereunder.

1.11 Commissions shall mean Compensation in the form of sales commissions earned by a Participant. Commissions shall be treated as earned, and a Participant’s services related to a Commission payment shall be treated as performed, when the underlying sale giving rise to the Commission payment occurs.

1.12 Compensation shall mean, for a Participant for any Plan Year, the total of the amounts described in subsections (a), (b) and (c), minus the amounts described in subsections (d) and (e) below, as follows:

(a) All amounts that are wages within the meaning of Code Section 3401(a) and all other payments of compensation to a Participant by a member of the Controlled Group (in the course of the trade or business of the member of the Controlled Group) for which the member of the Controlled Group is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052 (i.e., all amounts reportable by members of the Controlled Group on IRS Form W-2); provided, such amounts shall be determined without regard to any rules that limit the remuneration included in wages based on the nature or location of employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)); plus

(b) Any elective deferral (as defined in Code Section 402(g)(3)), and any amount which is contributed or deferred by a member of the Controlled Group at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code Section 125, 457 or 132(f)(4), including any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he has other health coverage; plus

(c) Any Deferral Contributions to the Plan for such Plan Year; minus

(d) All amounts included in subsection (a) that consist of any reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits (even if includible in gross income); minus

(e) All amounts included in subsection (a) or (b) that consist of amounts paid or made available to a Participant after he Separates from Service or dies, other than amounts paid in a regularly scheduled paycheck and which consists of (i) regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments, and which would have been paid to the Participant prior to severance from employment if the Participant had continued in employment; or (ii) payment for unused accrued bona fide sick, vacation or other leave that the Participant would have been able to use if employment had continued and would have been included in Compensation under the Plan if paid prior to Separation from Service.

1.13 Compensation Committee shall mean the Compensation Committee of the Board.

1.14 Controlled Group shall mean all of the companies that are either (i) members of the same controlled group of corporations (within the meaning of Code Section 414(b)), or (ii) under common control (within the meaning of Code Section 414(c)), with the Controlling Company. Notwithstanding the foregoing, for purposes of determining whether a Participant has had a Separation from Service, the term “Controlled Group” will be determining in accordance with the preceding sentence but substituting the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears under the Code Section 414(b) and Code Section 414(c) rules.

1.15 Controlling Company shall mean Interface, Inc., a corporation with its principal place of business in Atlanta, Georgia.

1.16 Deferral Contributions shall mean, for each Plan Year, that portion of a Participant’s Compensation deferred under the Plan pursuant to Section 3.2.

1.17 Deferral Election shall mean a written election form (or election in any other format permitted by the Administrative Committee) on which a Participant may elect to defer under the Plan a portion of his Base Pay, Commissions or Bonuses.

1.18 Disability or Disabled.

(a) General Definition. Except as provided in subsection (b), Disability or Disabled shall mean a Participant’s inability, as a result of physical or mental incapacity, to substantially perform his duties for the Controlling Company or any member of the Controlled Group on a full-time basis for a period of 6 months.

(b) Definition under Code Section 409A. Notwithstanding the foregoing, for purposes of Sections 5.2(e) and 5.3(c) of this Plan, Disability or Disabled shall mean that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participating Company that employs the Participant.

1.19 Discretionary Contributions shall mean, for each Plan Year, the amount credited to a Participant’s Account pursuant to Section 3.4.

1.20 Effective Date shall mean January 1, 2009, the date that this amendment and restatement of the Plan shall be effective. The Plan was initially effective on January 1, 2005.

1.21 Eligible Employee shall mean, for a Plan Year or portion of a Plan Year, an individual:

(a) Who is a member of a select group of highly compensated or key management employees who the Administrative Committee, in its sole discretion, determines is eligible to participate in the Plan; and

(b) Who has satisfied the minimum compensation and/or other classification requirements, if any, established from time to time by the Administrative Committee.

1.22 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.23 FICA Tax shall mean the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

1.24 Financial Hardship shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a) without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof); (ii) loss of the Participant’s property due to casualty; (iii) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Administrative Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise; or

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship.

Examples of what are not considered to be Financial Hardships include the need to send a Participant’s child to college or the desire to purchase a home. Notwithstanding anything in the foregoing to the contrary, Financial Hardships shall be limited to circumstances constituting “unforeseeable emergencies” under Code Section 409A.

1.25 Investment Election shall mean an election, made in such form as the Administrative Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account shall be deemed to be invested.

1.26 Investment Funds shall mean the investment funds selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.27 Involuntary Termination shall mean termination of employment with the Controlling Company and all other members of the Controlled Group that is involuntary on the part of a Participant and that occurs for reasons other than for (i) Cause, (ii) Disability, or (iii) the Participant’s death.

1.28 Key Employee shall mean a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation shall mean all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).

1.29 Matching Contributions shall mean, for each Plan Year, the amount credited to a Participant’s Account pursuant to Section 3.3.

1.30 Participant shall mean any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

1.31 Participating Company shall mean the Controlling Company and the participating companies as listed on Schedule A in the Savings and Investment Plan.

1.32 Permitted Holders shall mean Ray C. Anderson, Daniel T. Hendrix, John R. Wells, Raymond S. Willoch, Robert A. Coombs, Patrick C. Lynch, Lindsey K. Parnell, Carl I. Gable, and J. Smith Lanier, II; provided that, for purposes of this definition, the reference to each such individual shall be deemed to include the members of such individual’s immediate family, such individual’s estate, and any trusts created by such individual for the benefit of members of such individual’s immediate family.

1.33 Plan shall mean the Interface, Inc. Nonqualified Savings Plan II, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

1.34 Plan Year shall mean the 12-consecutive-month period ending on December 31 of each year.

1.35 Savings and Investment Plan shall mean the Interface, Inc. Savings and Investment Plan, and any successor plan thereto.

1.36 Separate from Service or Separation from Service means, with respect to a Participant, that such Participant has separated from service, as defined under Code Section 409A and the guidance issued thereunder, with the Controlling Company and all members of the Controlled Group. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Controlling Company and all members of the Controlled Group (other than due to his death), as determined in accordance with the following:

(a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Controlling Company or a member of the Controlled Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Controlling Company or a member of the Controlled Group. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to the Participant’s Disability, a 29-month period of absence will be substituted for such six-month period.

(b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

(c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Controlling Company, all members of the Controlled Group and the Participant reasonably anticipate (i) that no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Controlling Company and all members of the Controlled Group if the Participant has been providing services to the Controlling Company and all members of the Controlled Group for less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) hereof, for purposes of this subsection (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable 36-month (or shorter) period).

1.37 Surviving Spouse shall mean, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse shall be made as of the date of such Participant’s death.

1.38 Trust or Trust Agreement shall mean the separate agreement or agreements between the Controlling Company and the Trustee governing the creation of the Trust Fund, and all amendments thereto.

1.39 Trustee shall mean the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

1.40 Trust Fund shall mean the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.

1.41 Valuation Date shall mean each day the New York Stock Exchange is open for trading; provided, the value of an Account or the Trust Fund on any other date will be the value determined as of the immediately preceding data on which the New York Stock Exchange was open for trading.

1.42 Voluntary Termination shall mean termination of employment with the Controlling Company and all other members of the Controlled Group that is voluntary on the part of the Participant, and, in the judgment of the Participant, is due to (i) a reduction of the Participant’s responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to the Participant of any duties inconsistent with his title, duties or responsibilities in effect within the year prior to a Change in Control; (ii) a reduction in the Participant’s compensation or benefits, or (iii) an employer-required involuntary relocation of the Participant’s place of residence or a significant increase in the Participant’s travel requirements. A termination shall not be considered voluntary if such termination is the result of Cause, Disability or the Participant’s death.

1.43 Voting Stock shall mean the Controlling Company’s outstanding capital stock entitled to vote for the election of directors.

1.44 Year of Service shall mean, with respect to a Participant, the number of whole 12-month periods of service the Participant has with the Controlling Company and the members of the Controlled Group. In determining a Participant’s number of whole 12-month periods of service for purposes of the Plan, nonsuccessive periods of service shall be aggregated on the basis of days of service, with 365 days (366 days in a leap year) of service equal to one Year of Service. Periods of service of less than 365 days (366 days in a leap year) shall be disregarded. To the extent determined by the Administrative Committee, set forth on a schedule hereto, and not otherwise counted hereunder, a Participant’s periods of employment with one or more companies or enterprises acquired by or merged into, or all or a portion of the assets or business of which are acquired by, the Controlling Company or any member of the Controlled Group, shall be taken into account in determining his Years of Service.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.

(a) Annual Participation. Each individual who is both an Eligible Employee and eligible to participate in the Savings and Investment Plan as of the first day of a Plan Year shall be eligible to participate in the Plan for the entire Plan Year. Such individual’s participation shall become effective as of the first day of such Plan Year (assuming he satisfies the procedures for admission described below).

(b) Interim Plan Year Participation.

(i) Each individual who is an Eligible Employee and who becomes eligible to participate in the Savings and Investment Plan during a Plan Year, in the sole discretion of the Administrative Committee (which may make such a determination on an individual-by-individual basis), may be eligible to participate in the Plan for a portion of such Plan Year.

(ii) Each individual who is an Eligible Employee, but who is not yet eligible to participate in the Savings and Investment Plan, in the sole discretion of the Administrative Committee (which may make such a determination on an individual-by-individual basis), may be eligible to participate in the Plan for a portion of any Plan Year before he otherwise becomes eligible to participate pursuant to this Section 2.1.

(c) Eligibility for Supplemental Discretionary Contributions. The Compensation Committee, in its sole discretion, may (but is not required to) designate from time to time one or more key management employees to receive a supplemental Discretionary Contribution under Section 3.4(b).

2.2 Procedure for Admission.

Each Eligible Employee shall become eligible to make a Deferral Election by completing such forms and providing such data in a timely manner, as are required by the Administrative Committee. Such forms and data may include, without limitation, a Deferral Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.

2.3 Cessation of Eligibility.

(a) Cessation of Eligible Status. If an individual ceases to satisfy the criteria which qualified him as an Eligible Employee, he will not be eligible to make subsequent Deferral Elections; provided, any Deferral Elections then in effect will continue to be effective until such time as the Deferral Election will expire or may be revoked pursuant to the terms of Article III.

(b) Inactive Participant Status. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his vested Account shall continue to be credited with earnings as provided for in Section 3.7.

ARTICLE III

PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING

3.1 Participants’ Accounts.

(a) Establishment of Accounts. The Administrative Committee shall establish and maintain, on behalf of each Participant, an Account. Each Account shall be credited with (i) Deferral Contributions, (ii) Matching Contributions, (iii) Discretionary Contributions, and (iv) earnings attributable to such Account, and shall be debited by distributions. Each Account of a Participant shall be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary.

(b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Participating Companies.

(c) Several Liabilities. Each Participating Company shall be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of (i) all undistributed Deferral Contributions withheld from Participants’ Compensation paid or payable by each such Participating Company, (ii) all undistributed Matching Contributions attributable to Deferral Contributions described in clause (i) hereof, (iii) all undistributed Discretionary Contributions attributable to such contributions made for periods while the benefiting Participants were employed by such Participating Company, and (iv) all undistributed earnings attributable thereto. The Administrative Committee shall allocate the total liability to pay benefits under the Plan among the Participating Companies pursuant to this formula, and the Administrative Committee’s determination shall be final and binding.

(d) General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan shall be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of such Participating Company.

3.2 Deferral Contributions.

Each Eligible Employee who is or becomes eligible to participate in the Plan may elect to have Deferral Contributions made on his behalf by completing and delivering to the Administrative Committee (or its designee) Deferral Elections setting forth the terms of his election. Subject to the terms and conditions set forth below, Deferral Elections may provide for the reduction of an Eligible Employee’s (i) Base Pay earned during the Plan Year, (ii) Commissions earned during the Plan Year, and (iii) Bonuses earned during the Plan Year, for which the Deferral Elections are in effect. The following terms shall apply to such elections:

(a) Effective Date.

(i) General Deadline. A Participant’s Deferral Elections with respect to his Base Pay, Commissions or Bonuses for any Plan Year must be made before the first day of such Plan Year, except as provided in subsection (a)(ii) below. With respect to Base Pay, the Deferral Election will be effective beginning with the paycheck for the first regular payroll period beginning during the Plan Year. With respect to Commissions, the Deferral Election will be effective with respect to those Commissions earned (i.e., those for which the Participant’s services related to Commission payments are treated as performed) during the Plan Year. With respect to Bonuses, the Deferral Election will be effective with respect to Bonuses earned (i.e., Bonuses payable for services provided) during the Plan Year. If an Eligible Employee fails to submit Deferral Elections in a timely manner, he shall be deemed to have elected not to participate in the Plan for that Plan Year.

(ii) Special Rule for New Participants.

(A) If an Eligible Employee first becomes eligible to participate in the Plan on a date other than the first day of the Plan Year and does not make an initial Deferral Election within the time periods set forth in subsection (a)(i) above, in the sole discretion of the Administrative Committee, such Participant may be permitted to make a prospective Deferral Election within 30 days after the date on which his eligibility for participation becomes effective. Such election will apply to the Participant’s Compensation for services performed after the effective date of the election (more specifically, and to the extent applicable, (1) with respect to Base Pay earned beginning in the first pay period that begins in the next calendar month after the Deferral Election is made, (2) with respect to Bonuses earned beginning with the next calendar quarter that begins after the Deferral Election is made, and (3) with respect to Commissions earned beginning in the next calendar month after the Deferral Election is made).

(B) If a former Eligible Employee eligible to participate in the Plan again becomes an Eligible Employee eligible to participate in the Plan, the following rules shall apply in determining whether such individual shall be treated as newly eligible under the Plan upon return to eligible status: (i) if the former Eligible Employee has received distribution of the full amount of such individual’s Account balance attributable to Deferral Contributions and on or before the last such distribution payment the individual was not considered an Eligible Employee for periods after the last distribution payment, the Eligible Employee shall be treated as newly eligible under the Plan; and (ii) the former Eligible Employee will be treated as newly eligible if he has not been an Eligible Employee eligible to participate in the Plan at any time during the 24-month period ending on the date such individual again becomes eligible to participate in the Plan. In addition, if an Eligible Employee is or was eligible to participate in another plan that is aggregated with the elective deferral portion of this Plan under Code Section 409A, participation in such plan shall be treated as participation in the Plan for purposes of determining whether the Eligible Employee is newly eligible for the Plan.

(b) Term and Irrevocability of Elections. Each Participant’s Deferral Elections shall remain in effect for all such Base Pay, Commissions payable and Bonuses earned during a Plan Year and subsequent Plan Years until the earliest of (i) the date the Participant Separates from Service, or (ii) the date the Participant makes subsequent Deferral Elections applicable for amounts earned during a subsequent Plan Year. Upon the applicable deadline specified in subsection (a) preceding, the Participant’s Deferral Elections, or deemed election upon a failure to submit a timely election, will become irrevocable. If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company, his Deferral Elections with the first Participating Company will remain in effect and will apply to his Base Pay, Commissions and Bonuses from the second Participating Company. If a Participant is transferred from the employment of a Participating Company to another member of the Controlled Group (without a Separation from Service), his Deferral Elections with the Participating Company will remain in effect and will apply to his Base Pay, Commissions and Bonuses from the other member of the Controlled Group for the remainder of the Plan Year. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may cancel a Participant’s Deferral Elections in accordance with Code Section 409A (for example, due to the Participant’s Financial Hardship); provided, a Participant may not elect whether his Deferral Elections will be cancelled pursuant to this sentence. The Administrative Committee will cancel a Participant’s Deferral Election upon the Participant’s hardship withdrawal from a Code Section 401(k) plan maintained by the Controlling Company or any member of the Controlled Group to the extent that such cancellation would be required under the terms of such Code Section 401(k) plan and will suspend participation in the Plan to the extent required under the terms of such Code Section 401(k) plan.

(c) Amount. A Participant may elect to defer (1) his Base Pay payable each payroll period in 1 percent increments, up to a maximum of 80 percent, (2) his Commissions payable each payroll period in 1 percent increments, up to a maximum of 80 percent, and (2) his Bonuses payable in 1 percent increments, up to a maximum of 100 percent.

(d) Crediting of Deferred Base Pay, Commissions and Bonuses. For each Plan Year that a Participant has Deferral Elections in effect, the Administrative Committee shall credit the amount of such Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his Deferral Elections.

3.3 Matching Contributions.

(a) Amount. The Administrative Committee shall credit to each Participant’s Account for each Plan Year a Matching Contribution equal to the difference between:

(i) 50 percent multiplied by the lesser of (A) the sum of the maximum amount of deferrals that the Participant could have made to the Savings and Investment Plan for such Plan Year, plus the Participant’s deferrals to the Plan for such Plan Year, or (B) 6 percent of the Participant’s Compensation for such Plan Year; and

(ii) The amount of matching contributions that would have been made to the Participant’s account under the Savings and Investment Plan for such Plan Year assuming the Participant deferred the maximum amount permitted under the Savings and Investment Plan.

(b) Time of Crediting. A Participant’s matching contributions for a Plan Year will be credited to his Account as of the earlier of (i) the date a Participant’s employment with the Controlling Company and all other members of the Controlled Group terminates during that Plan Year, or (ii) the first day of the immediately following Plan Year (or such other date or time as the Administrative Committee, in its sole discretion, determines from time-to-time).

3.4 Discretionary Contributions.

(a) General. The Administrative Committee may, but shall not be required to, credit to a Participant’s Account for any Plan Year a Discretionary Contribution. The amount and timing of any such Discretionary Contribution shall be determined in the discretion of the Administrative Committee.

(b) Supplemental Discretionary Contributions. The Compensation Committee, in its sole discretion, shall determine the amount (if any) of any supplemental Discretionary Contribution made under this Section 3.4(b). The amount may vary from Participant to Participant and from year to year. The Compensation Committee, in its sole discretion, may condition the receipt of any such Discretionary Contribution on the achievement of performance criteria (if any) that it establishes.

3.5 Impact of Code Section 409A on Prior Plan Amounts.

Any amounts under the Interface, Inc. Nonqualified Saving Plan to which Code Section 409A applies shall be subject to and governed under the terms of this Plan.

3.6 Debiting of Distributions.

As of each Valuation Date, the Administrative Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.7 Crediting of Earnings.

As of each Valuation Date, the Administrative Committee shall credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings and/or losses shall be effected as of each Valuation Date, as follows:

(a) Rate of Return. The Administrative Committee shall first determine a rate of return for the period since the immediately preceding Valuation Date for each of the Investment Funds;

(b) Amount Invested . The Administrative Committee next shall determine the amount of (i) each Participant’s Account that was deemed invested in each Investment Fund as of the immediately preceding Valuation Date; plus (ii) the amount of Deferral Contributions and Company Contributions credited to his Account since the immediately preceding Valuation Date; minus (iii) the amount of any distributions debited from the amount determined in clause (i) and (ii) since the immediately preceding Valuation Date; and

(c) Determination of Amount. The Administrative Committee shall then apply the rate of return for each Investment Fund for such Valuation Date (as determined in subsection (a) hereof) to the amount of the Participant’s Account deemed invested in such Investment Fund for such Valuation Date (as determined in subsection (b) hereof), and the total amount of earnings and/or losses resulting therefrom shall be credited to such Participant’s Account as of the applicable Valuation Date.

3.8 Vesting.

(a) General. A Participant shall at all times be fully vested in his Deferral Contributions, and the earnings credited to his Account with respect to such Deferral Contributions. The Matching and Discretionary Contributions (except as otherwise provided in subsection(c) hereof) credited to a Participant’s Account and the earnings credited with respect thereto shall vest in accordance with the following vesting schedule based on the Participant’s Years of Service:

Years of Service Completed by Participant	Vested Percentage of Participant’s Matching and Discretionary Contributions
Less than 1 year	0%
1 year or more	20%
2 years or more	40%
3 years or more	60%
4 years or more	80%
5 years or more	100%

Notwithstanding the foregoing, a Participant shall become 100 percent vested in the Matching and Discretionary Contributions credited to his Account and the earnings credited with respect thereto upon the occurrence of any of the following events while the Participant is actively employed by the Controlling Company or any other member of the Controlled Group: (i) the Participant’s attainment of age 65, (ii) the Participant’s Disability, or (iii) the Participant’s death.

(b) Change in Control. If a Change in Control occurs with respect to the Controlling Company and a Participant’s employment with the Controlling Company and all other members of the Controlled Group is terminated (i) within 24 months following the date of the Change in Control, or (ii) within 6 months prior to the date of the Change in Control and is related to such Change in Control, and in the case of either (i) or (ii) such termination is a result of Involuntary Termination or Voluntary Termination, then the Participant shall be immediately 100 percent vested in the Matching and Discretionary Contributions credited to his Account and the earnings credited with respect thereto as of the later of the date of such Change in Control or the date of such termination. Matching and Discretionary Contributions credited to a Participant’s Account after the date of a Change in Control and the earnings credited with respect thereto shall continue to vest in accordance with the vesting schedule.

(c) Supplemental Discretionary Contributions. A Participant shall vest in any supplemental Discretionary Contribution made under Section 3.4(b) upon the earliest to occur of the following:

(i) Unless the Compensation Committee designates a different vesting schedule with respect to a supplemental Discretionary Contribution made under Section 3.4(b), the date the Participant attains age 55 and completes 15 Years of Service;

(ii) The date the Participant dies or becomes Disabled while employed by the Controlling Company or a member of the Controlled Group; or

(iii) The date the Participant’s employment with the Controlling Company and all other members of the Controlled Group is terminated as a result of Involuntary Termination or Voluntary Termination either (A) within 24 months following the date of a Change in Control, or (B) within 6 months prior to the date of a Change in Control and is related to such Change in Control; provided, if such termination occurs before the date such Change in Control occurs, the vesting date will be such Change in Control date.

Notwithstanding the foregoing, the Compensation Committee, in its sole discretion and at any time, may choose to accelerate vesting of all or any portion of the supplemental Discretionary Contributions made under Section 3.4(b) made with respect to any Participant who has not yet terminated employment with the Controlling Company and all members of the Controlled Group.

3.9 Good Faith Valuation Binding.

In determining the value of the Accounts, the Administrative Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.

3.10 Errors and Omissions in Accounts.

If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s deferrals, the Administrative Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV

INVESTMENT FUNDS

4.1 Selection by Administrative Committee.

The Administrative Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.

4.2 Participant Direction of Deemed Investments.

Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder. However, the Controlling Company may, under Section 7.2, require a Participating Company to transfer assets to the Trust sufficient to satisfy such Participating Company’s obligations under the Plan, and, at the direction of the Controlling Company, such assets may be invested in a manner intended to mirror the performance of the Investment Funds.

(b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of his future contributions thereto that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to all future contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time to time. Any Investment Election made pursuant to this subsection with respect to future contributions shall remain effective until changed by the Participant.

(c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Valuation Date, and each such election shall be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election shall remain in effect until changed by such Participant.

(d) Administrative Committee Discretion. The Administrative Committee shall have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the contribution types to which such elections apply, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V

PAYMENT OF ACCOUNT BALANCES

5.1 Amount of Benefit Payments.

At the time provided in Section 5.2 and in the form set forth in Section 5.3, the Participant (or his Beneficiary, if he dies before distribution of his Account) shall be entitled to receive or begin receiving a distribution of the total of: (i) the entire vested amount credited to his Account, determined as of the Valuation Date on which such distribution is processed; plus (ii) the vested amount of Deferral, Matching and Discretionary Contributions made since such Valuation Date; and minus (iii) the amount of any distributions made to the Participant since such Valuation Date. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

5.2 Timing of Distribution.

(a) General Rule. Except as provided in subsections (b), (c), (d) and (e) hereof, the vested benefit payable to a Participant under this Section shall be made or commenced (i) on the first day of the calendar quarter immediately following the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) on the day 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.

(b) Separation from Service Distribution Date Election. A Participant may elect, at the time he makes a Deferral Election for each Plan Year, to have his Account balance attributable to Deferral, Matching and Discretionary Contributions made under Section 3.4(a) (including earnings) for such Plan Year (his “Annual Account Balance”) that becomes payable under subsection (a) hereof paid (or commenced) (i) on the first day of the calendar quarter immediately following the date the Participant Separates from Service, or (ii) February 1 of the calendar year immediately following the calendar year in which his Separation from Service occurs. Notwithstanding the foregoing, if the Participant is a Key Employee on the date he Separates from Service, any such amount shall be paid or commence on the day 6 months after the date the Participant Separates from Service, if such day is later than the time specified in subsection (b)(i) or (ii), as applicable.

(c) In-Service Distribution Date Election. A Participant may elect, at the time he makes a Deferral Election for each Plan Year, to have his Annual Account Balance paid (or commenced) on the earlier of April 1 of any year specified in such Deferral Election (but not earlier than the Plan Year immediately following the Plan Year for which the Deferral Election applies) or the date for payment described in subsection (a) hereof. A Participant’s election hereunder will apply to all subsequent years’ Annual Account Balances until he changes it. If a Participant does not make an election hereunder or to the extent that his Annual Account Balance is not fully vested as of the specified benefit commencement date, he shall be deemed to have elected the date described in subsection (a) hereof as the benefit commencement date for his vested Account balance. Notwithstanding anything herein to the contrary, a Participant may not make an election under this subsection (c) with respect to the portion of his Account balance attributable to supplemental Discretionary Contributions made under Section 3.4(b) (including earnings).

(d) Modifications of Benefit Commencement Date. With respect to any scheduled payment date elected in accordance with subsection (c) hereof or in accordance with this subsection (d), a Participant may make an election to delay the payment of his total benefit payable on such date (the “Original Payment Date”) to a later date (the “New Payment Date”); provided, any such election to delay payment will be effective only if (i) the Participant makes the election to delay payment at least 12 months before his Original Payment Date, and (ii) the Participant’s New Payment Date is at least 5 years after his Original Payment Date; and, provided further, the Participant’s benefit will be paid no later than the date described in subsection (a) hereof. A Participant may not modify any elections made in accordance with subsection (b) hereof.

(e) Distribution of Supplemental Discretionary Contributions. Notwithstanding anything in this Section 5.2 to the contrary, the following provisions shall apply to the timing of distribution of any supplemental Discretionary Contributions made under Section 3.4(b):

(i) The Participant may make an election as to the timing of distribution applicable to a supplemental Discretionary Contribution within 30 days after the supplemental Discretionary Contribution is awarded, provided that a Participant may make such an election only if the Participant could not vest in any part of the supplemental Discretionary Contribution pursuant to Section 3.8(c) (or any different vesting schedule designated by the Compensation Committee) for at least 13 months from the date on which it is awarded, other than accelerated vesting following death, Disability or a Change in Control pursuant to Section 3.8(c)(ii) or (iii) (and provided further that if vesting is accelerated as a result of death, Disability or a Change in Control within such 13 month period, the definitions of “Disability” and “Change in Control” contemplated in Code Section 409A and set forth in Sections 1.8(b) and 1.18(b), respectively, of this Plan shall apply and the deferral election by the Participant will not be given effect);

(ii) If the Participant does not make an election pursuant to subsection (i) with respect to a supplemental Discretionary Contribution, then such supplemental Discretionary Contribution will be distributed on the date for payment described in subsection (a) hereof; and

(iii) The Participant may change an initially scheduled benefit commencement date in accordance with subsection (d) above.

(f) Number of Benefit Commencement Dates. A Participant may elect a different benefit commencement date with respect to each Annual Account Balance. The Administrative Committee shall cause to be paid (or commence the payment of) the Participant’s benefit at the time(s) determined in this Section 5.2.

(g) Distributions to Key Employees. Notwithstanding anything to the contrary herein, if a Participant is a Key Employee and his Account (or a portion thereof) is payable as a result of his Separation from Service, such payment shall not be made (or commence) before the date which is 6 months after his Separation from Service.

5.3 Form of Distribution.

(a) Benefit Payments Upon Separation from Service. A Participant may elect to have his Annual Account Balance (or any portion thereof) that is payable under Section 5.2(a) or (b) as the result of the Participant’s Separation from Service, at the time he makes his Deferral Election for such Plan Year, paid in the form of a single-sum payment or in annual installments over a 2 to 10-year period, as elected by the Participant. A Participant’s election under this subsection (a) shall apply during the Plan Year and during subsequent Plan Years until the date the Participant makes a subsequent election under this subsection (a) applicable for amounts deferred during a subsequent Plan Year. If a Participant does not make an election under this subsection (a), then any portion of his Account that is payable under Section 5.2(a) or (b) shall be paid in the form of a single-sum payment. A Participant may not modify any elections made in accordance with this subsection (a). The following terms and conditions shall apply to installment payments made under this subsection (a):

(i) The installment payments shall be made in substantially equal annual installments and shall be adjusted for earnings between payments in the manner described in Section 3.7.

(ii) Installment payments made after the initial installment payment (made in accordance with the terms of Section 5.2(a) or Section 5.2(b), as applicable) shall be made on February 1 of the applicable calendar year.

(iii) If a Participant dies after payment of his benefit from the Plan has begun, but before his entire benefit has been distributed, the remaining amount of his benefit shall be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.

(iv) Notwithstanding a Participant’s election of installment payments under this subsection (a), if at the time any installment payment is scheduled to be made, the present value of the portion of the Participant’s Account to which such installment payment election applies is less than $25,000, his benefit shall be paid in the form of a single-sum payment.

(b) Scheduled In-Service Benefit Payments. If a Participant elects to have his Annual Account Balance paid upon a specified date in accordance with Section 5.2(c), he may elect, at the time he makes his Deferral Election for such Plan Year, to have his Annual Account Balance paid in the form of a single-sum payment or in annual installments over a 2 to 5-year period, as elected by the Participant.

(i) Installment Payments. The following terms and conditions shall apply to installment payments made under this subsection (b):

(A) The installment payments shall be made in substantially equal annual installments on April 1 of each applicable calendar year, and shall be adjusted for earnings between payments in the manner described in Section 3.7.

(B) If a Participant Separates from Service after payment of his Annual Account Balance from the Plan has begun, such Annual Account Balance shall continue to be paid in accordance with the terms of this subsection (b). If a Participant Separates from Service before payment of his Annual Account Balance from the Plan has begun, such Annual Account Balance shall be paid in accordance with the terms of subsection (a) hereof.

(C) If a Participant dies after payment of his Annual Account Balance from the Plan has begun, but before his entire Annual Account Balance has been distributed, the remaining amount of his Annual Account Balance shall be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.

(D) Notwithstanding a Participant’s election of installment payments under this subsection (b), if at the time any installment payment is scheduled to be made, the present value of the portion of the Participant’s Account to which such installment payment election applies is less than $5,000, his benefit shall be paid in the form of a single-sum payment.

(ii) Modifications of Form of Distribution. With respect to form of distribution specified in accordance with this subsection (b), a Participant may make an election to delay the payment (or commencement) of his total benefit payable on such date (the “Original Payment Date”) to a later date (the “New Payment Date”); provided, any such election to delay payment will be effective only if (i) the Participant makes the election to delay payment at least 12 months before his Original Payment Date, and (ii) the Participant’s New Payment Date is at least 5 years after his Original Payment Date; and, provided further, the Participant’s benefit will be paid no later than the date described in Section 5.2(a).

(c) Distribution of Supplemental Discretionary Contributions. Notwithstanding anything in this Section 5.3 to the contrary, the following provisions shall apply to the form of distribution of any supplemental Discretionary Contributions made under Section 3.4(b):

(i) The Participant may make an election as to the form of distribution applicable to a supplemental Discretionary Contribution within 30 days after the supplemental Discretionary Contribution is awarded, provided that a Participant may make such an election only if the Participant could not vest in any part of the supplemental Discretionary Contribution pursuant to Section 3.8(c) (or any different vesting schedule designated by the Compensation Committee) for at least 13 months from the date on which it is awarded, other than accelerated vesting following death, Disability or a Change in Control pursuant to Section 3.8(c)(ii) or (iii) (and provided further that if vesting is accelerated as a result of death, Disability or a Change in Control within such 13 month period, the definitions of “Disability and “Change in Control” contemplated in Code Section 409A and set forth in Sections 1.8(b) and 1.18(b), respectively, of this Plan shall apply and the deferral election by the Participant will not be given effect);

(ii) If the Participant makes an election pursuant to subsection (i) with respect to a supplemental Discretionary Contribution, then such supplemental Discretionary Contribution will be distributed in a lump-sum payment; and

(iii) The Participant may change an initially elected form of distribution in accordance with subsection (b) hereof.

5.4 Death Benefits.

If a Participant dies before payment of his benefit from the Plan is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee shall be entitled to receive a distribution of the total of (i) the entire vested amount credited to such Participant’s Account, determined as of the Valuation Date on which such distribution is processed; plus (ii) the vested amount of Deferral, Matching and Discretionary Contributions made since such Valuation Date; and minus (iii) the amount of any distributions made to the Participant since such Valuation Date. The payment date to such Beneficiary or Beneficiaries shall be the day ninety (90) days after the date of the Participant’s death, and payment shall be made in the form of a single-sum payment.

5.5 Hardship Distributions.

Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, such Participant shall be entitled to receive an in-service distribution. Such distribution shall be paid in a single-sum payment on the date that the Administrative Committee makes its determination that the Participant has incurred a Financial Hardship (assuming that the Financial Hardship exists on that date), which must be prior to the Participant’s Separation from Service. The amount of such single-sum payment shall be limited to the amount that the Administrative Committee determines is reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Determinations of amounts reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available under this Plan due to cancellation of a deferral election due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need shall not take into account any additional compensation that due to the Financial Hardship is available under this Plan or another nonqualified deferred compensation plan but has not actually been paid. The amount of such distribution shall reduce the Participant’s Account balance as provided in Section 3.6.

5.6 Beneficiary Designation.

(a) General. Participants shall designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.

(b) No Designation or Designee Dead or Missing. In the event that:

(i) a Participant dies without designating a Beneficiary;

(ii) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(iii) the Beneficiary designated by a Participant cannot be located by the Administrative Committee;

then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant, and payment shall be made no later than the latest date permitted under Code Section 409A.

5.7 Taxes.

If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income or other tax which the Participating Companies shall be required to pay or withhold at the time an amount becomes payable hereunder, the Participating Companies shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Account that is not then payable. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder shall become subject to FICA Tax or any state, local or foreign tax obligations, which a Participating Company shall be required to pay or withhold prior to the time the Participant’s Account becomes payable hereunder, the Participating Company shall have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A. Prior to making any payment, the Participating Companies may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

5.8 Offset of Account by Amounts Owed to the Company.

Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any benefit payment or payments of a Participant’s or Beneficiary’s Account under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Controlling Company or any member of the Controlled Group; however, no such offset will apply if such offset would constitute an acceleration of payment of benefits under the Plan, unless the following requirements are met: (i) the debt owed to the Controlling Company or the member of the Controlled Group was incurred in the ordinary course of the relationship between the Participant and the Controlling Company or the member of the Controlled Group, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary.

5.9 No Acceleration of Payments.

No payment scheduled to be made under this Article V may be accelerated except in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, that in no event may a Participant elect whether any scheduled payment will be accelerated. All payments scheduled to be made under this Article V shall be made no later than the date required under Code Section 409A.

ARTICLE VI

CLAIMS

6.1 Claims.

(a) Procedure. Claims for benefits under the Plan may be filed with the Administrative Committee on forms or in such other written documents, as the Administrative Committee may prescribe in accordance with subsection (a)(1) or (a)(2) hereof, as applicable.

(i) Generally. Except as provided in subsection (a)(2) hereof, the Administrative Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

(ii) Claims Based on an Independent Determination of Disability. With respect to a claim for benefits under the Plan based on Disability, the Administrative Committee shall furnish to the claimant written notice of the disposition of a claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Administrative Committee require an extension of time for processing the claim, the Administrative Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 45-day period, and such extension shall not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Administrative Committee require an additional extension of time for processing the claim, the Administrative Committee shall furnish written notice of the second extension to the claimant prior to the end of the initial 30-day extension period, and such extension shall not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection (a)(2) shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(b) Review Procedure. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Administrative Committee, to appeal the denial of his claim in accordance with subsection (b)(1) or (b)(2) hereof, as applicable.

(i) Generally. Except as provided in subsection (b)(2) hereof, the claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal. The request for review, together with written statement of the claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Administrative Committee’s decision shall be made within 60 days following the filing of the request for review. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

(ii) Claims Based on an Independent Determination of Disability. With respect to an appeal of a denial of benefits under the Plan based on Disability, the claimant or his duly authorized representative may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal. The form containing the request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 180 days after receipt of the written notification of denial of a claim provided for in subsection (a) hereof. The Administrative Committee’s decision shall be made within 45 days following the filing of the request for review and shall be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Administrative Committee shall furnish written notice to the claimant prior to the end of the initial 45-day period, and such an extension shall not exceed one additional 45-day period. The Administrative Committee’s review shall not afford deference to the initial adverse benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Administrative Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision shall explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, state the claimant’s right to bring a civil action under ERISA Section 502(a), and identify all medical or vocational experts whose advice was obtained by the Administrative Committee in connection with a claimant’s adverse benefit determination.

(c) Satisfaction of Claims. Any payment to a Participant or Beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Participating Companies, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Administrative Committee or the Participating Companies. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Administrative Committee or the Participating Companies receive a proper receipt and release.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1 Source of Funds.

Except as provided in this Section and Section 7.2 (relating to the Trust), each Participating Company shall provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company shall have the obligation, and the Participant or Beneficiary who is due such benefits shall look to such Participating Company, to provide the remaining portion of such benefits.

7.2 Trust.

(a) Establishment. To the extent determined by the Controlling Company, the Participating Companies shall transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Participating Companies.

(b) Distributions. Pursuant to the Trust Agreement, the Trustee shall make payments to Plan Participants and Beneficiaries in accordance with the terms of the Plan. The Participating Company shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay, or cause to be paid, amounts withheld to the appropriate taxing authorities.

(c) Status of the Trust. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

(d) Change in Control. As soon as possible but in no event longer than 30 days after the Change in Control, the Participating Companies shall make an irrevocable transfer to the Trustee of an amount that is sufficient to pay each Plan Participant or Beneficiary the benefits to which Plan Participants or their Beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred. In such event, an independent bank or financial institution shall serve as Trustee. The terms of the Trust Agreement shall require the Trustee to make payments in accordance with the terms of the Plan and shall prohibit the Trustee from permitting a reversion to the Controlling Company or any member of the Controlled Group of any Trust assets until the Participating Companies’ obligations under the Plan shall be satisfied in full. The terms of the Trust Agreement also shall prohibit the investment in any equity interests of the Controlling Company or any member of the Controlled Group with any cash (or investment earnings attributable thereto) contributed with respect to the obligations hereunder. Notwithstanding this mandatory funding of the Trust, if the Trust Fund is insufficient or the Trustee for any reason is unable or unwilling to make the payments required hereunder, the Participating Companies shall make such payments.

7.3 Funding Prohibition under Certain Circumstances.

Notwithstanding anything in this Article VII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE VIII

ADMINISTRATIVE COMMITTEE

8.1 Action.

Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.

8.2 Rights and Duties.

The Administrative Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to the Participating Companies the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Participating Companies pursuant to the Plan;

(e) To maintain all the necessary records of the administration of the Plan;

(f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Administrative Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

8.3 Compensation, Indemnity and Liability.

The Administrative Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee shall be paid by the Participating Companies. No member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Participating Companies shall indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendments.

The Administrative Committee shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time. Any amendment shall be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries shall be bound by such amendment.

9.2 Termination of Plan.

The Controlling Company reserves the right to discontinue and terminate the Plan at any time, for any reason, subject to the restrictions provided under Code Section 409A. Any action to terminate the Plan shall be taken by the Administrative Committee in the form of a written Plan amendment executed by either the President, Chief Financial Officer or General Counsel of the Controlling Company. If the Plan is terminated, each Participant shall become 100 percent vested in his Account. Such termination shall be binding on all Participants and Beneficiaries. Notwithstanding the foregoing, the cancellations of Participants’ Deferral Elections and distribution of Accounts will be made upon termination of the Plan (including any partial termination relating to a specified group of Participants) only to the extent permitted under Code Section 409A.

ARTICLE X

MISCELLANEOUS

10.1 Taxation.

It is the intention of the Controlling Company that the benefits payable hereunder shall not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Companies, or the Trust, as the case may be, to such Participants or Beneficiaries. Without limiting the foregoing, it is intended that the Plan satisfy the requirements of Code Section 409A, and the Administrative Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

10.2 Distribution Pursuant to a Domestic Relations Order.

(a) Distribution Due to Domestic Relations Order. Upon receipt of a valid domestic relations order requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Administrative Committee will cause the Controlling Company to pay a distribution to such alternate payee. The distribution will be paid in a single-sum payment in cash. The distribution will be completed as soon as administratively practicable after the Administrative Committee determines that the order meets the elements of a valid domestic relations order, as set forth in subsection (b) hereof, or if later, when the terms of the order have been modified to meet such elements. No distribution will be completed unless and until the order constitutes a valid domestic relations order.

(b) Requirements of a Domestic Relations Order. For purposes of this Section, a court order will be considered a valid domestic relations order if it relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant, and is made pursuant to the domestic relations law of a state. The order should clearly identify the name of the Participant and the alternate payee, the Plan, and the amount or percentage of the Participant’s Account to be paid to the alternate payee, or the manner in which such amount or percentage is to be determined. The order may not require payment of a type or form of benefit other than as provided in subsection (a) hereof, payment of increased benefits or benefits to which the Participant does not have a vested right, or payment of benefits required to be paid to another alternate payee under another order previously determined to be a valid domestic relations order.

(c) Domestic Relations Order Review Authority. The Administrative Committee will have authority to review and determine whether a court order meets the conditions of this Section, and to issue and adopt procedures that may be helpful in administering this Section.

10.3 No Employment Contract.

Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.

10.4 Headings.

The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.

10.5 Gender and Number.

Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.6 Assignment of Benefits.

The right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

10.7 Legally Incompetent.

The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of a Participating Company for the amount of such payment to the person on whose account such payment is made.

10.8 Governing Law.

The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 19th day of December, 2008.

INTERFACE, INC.

By:	/s/ Raymond S. Willoch

Title:	Sr. Vice President